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                                                                    EXHIBIT 99.1

FREMONT, Calif.--(BUSINESS WIRE)--March 23, 2001--KeraVision, Inc. (Nasdaq:
KERA), a vision correction company, today announced it has filed in the U.S.
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Bankruptcy Court, Oakland Division, for protection pursuant to Chapter 11 of the
U.S. Bankruptcy Code. KeraVision and its Board of Directors have explored a number of options before determining that an orderly wind-down of operations and sale of its assets offered the best alternative to maximizing the value of the Company.

The Company intends to file a motion to sell all of its inventory, equipment and intellectual property to the highest bidder and expects a sale to close in the next two months. In its filing papers, the Company cited its inability to obtain sufficient financing and the large capital expenditures required to develop its business as factors that have had an adverse affect on the Company's ability to continue to operate.

KeraVision, founded in 1986, is the developer of INTACS micro-thin prescription inserts for people with -1.0 to -3.0 diopters of myopia and up to +1.0 diopter of astigmatism. Approved by the FDA in 1999, INTACS inserts were named one of "The Year's Top 10 Medical Advances'' by both CNN and Health magazine. INTACS inserts are a flexible and convenient option eyeglasses, contact lenses and vision correction surgeries that alter the eye's central optical zone. The Company's patented vision correction technology is also being developed for the possible treatment of hyperopia (farsightedness); myopia (nearsightedness) in wider ranges than presently approved by the FDA; astigmatism; and keratoconus, a corneal thinning disease.

This press release may contain forward-looking statements and any such statements are subject to important factors which could cause the Company's actual results to differ from those anticipated by the forward-looking statements. These factors are referenced in the Company's annual report on Form 10-K/A for the year ended December 31, 1999, and in the Company's quarterly report on Form 10-Q for the period ended September 30, 2000.

To learn if you are a candidate for INTACS micro-thin prescription inserts, take our quick vision test at www.GetIntacs.com.
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Note to Editors: KERAVISION and INTACS are protected trademarks of KeraVision,
                 Inc. in the U.S. and foreign countries.

Contact:   KeraVision, Inc.
           Chris James (510/353-3005)

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